EXHIBIT 10.38
LOAN RESTRUCTURE AGREEMENT
          This LOAN RESTRUCTURE AGREEMENT (this “Agreement”) is made and entered into this 1st day of August, 2006 by and between Network Installation Corp., a Nevada corporation (“NWKI”), and its subsidiary, Kelley Communication Company, Inc., a Nevada corporation (“Kelley”) (together the “Company”), and Dutchess Private Equities Fund LP, Dutchess Private Equities Fund LP II, and Dutchess Advisors Ltd. (collectively “Dutchess”).
RECITALS
          A. The Company and Dutchess have entered into numerous loan, collateral, debenture, warrant, and other agreements, a partial list of which is attached hereto as Exhibit A. The Company and Dutchess intend that this Agreement govern all agreements listed in Exhibit A except in the event of default under this Agreement or the New Note as defined below. The agreements listed in Exhibit A are hereinafter collectively referred to as the “Loan Documents.” Nothing in this Agreement will impact the existing Intercreditor and Security Agreements as set forth herein.
          B. Pursuant to the Loan Documents, from and after 2003, the Company has borrowed from Dutchess approximately $6,254,960 with an aggregate face amount of $7,300,000 and, as of June 30, 2006, accrued interest of approximately $500,000. The Loan Documents provide for certain prepayment premiums and other penalties, some of which have heretofore accrued.
          C. Pursuant to a Security Agreement (the “Security Agreement”) dated September 22, 2005 (which is listed among the Loan Documents), the Company granted to Dutchess a security interest in certain collateral described therein in order to secure the debts of the Company to Dutchess. Nothing herein shall be read to remove or limit Dutchess’s security interest and collateral under the Security Agreement and Intercreditor Agreement.
          D. Certain of the Loan Documents provide that Dutchess is entitled to convert some or all of the debt owed to it by the Company into common stock of NWKI. In addition, pursuant to the Loan Documents, Dutchess currently holds warrants to acquire 5,729,000, shares of common stock of NWKI (“Loan Warrants”), which are listed in Exhibit A.
          E. Pursuant to that certain Common Stock For Warrant Exchange Agreement dated March 10, 2006 Dutchess currently holds warrants to acquire 2,879,645 shares of common stock of NWKI at $.01 per share, issued to Dutchess in exchange for common stock of NWKI (the “Exchange Warrants”).
          F. Dutchess currently holds approximately 1,722,224 shares of common stock of NWKI (the “Dutchess Stock”).
          G. As of June 30, 2006, the Company is also indebted to Bank of America and Bank of Nevada (formerly Nevada First Bank) in the amounts shown on Exhibits C and D (the

“Bank Debts”). The Bank Debts are secured by deposits of Dutchess (the “Deposits”) with the holders of the Bank Debt, which deposits are proportionately released to Dutchess as the Bank Debts are paid by the Company.
          H. As of June 30, 2006, the Company is also indebted to Robert “Bob” Unger (“Unger”) and Nottingham Mayport, LLC (“NML”). The Company, NML, Unger and Dutchess have entered into an Intercreditor Agreement dated as of September 22, 2005 whereby the Company NML, Unger and Dutchess have agreed that NML, Unger and Dutchess shall share on a pari passu basis all Collateral as that term is defined in the Intercreditor Agreement.
          I. The Company and Dutchess wish to restructure the Company’s obligations to Dutchess under the Loan Documents upon the terms and conditions contained herein. Except in the event of default under Section 12 below or with respect to the Exchange Warrants, Dutchess forgives its right to the Loan Warrants or of any requirement of the Company to issue additional stock of NWKI to Dutchess or any other entity.
          J. The Company and Dutchess intend that the restructuring provided for in this Agreement shall be effective as of June 30, 2006. Dutchess takes no position with respect to the Company’s tax and accounting treatment of the restructuring under this Agreement.
COVENANTS
     1. New Promissory Note. At or before the execution of this Agreement, the Company shall execute and deliver to Dutchess a signed promissory note (the “New Note”), in the form attached hereto as Exhibit B, in the face amount of $6,254,960, payable as provided therein with interest at the rate of 7% per annum. The New Note shall not provide for any prepayment penalty or premium. The New Note shall supercede all prior evidences of indebtedness of the Company to Dutchess, including all of the convertible debentures listed in the Loan Documents, except in the event of default as set forth in section 12, below, or as set forth in section 2, below. The Company’s satisfaction of the terms of the New Note, shall constitute a full and complete accord and satisfaction of all of the debts of the Company to Dutchess, other than any obligations owed to Dutchess in connection with the Bank Debts.
     2. Payment by the Company of the Bank Debts. The New Note is not intended to release the Company’s obligation to retire the Bank Debt in order to release the deposits of Dutchess securing the Bank Debt. Therefore, the Company shall pay the Bank Debts in accordance with the terms and conditions of the agreements with the holders of the Bank Debts that evidence and/or provide for the securing and payment of the Bank Debts, and the Company will continue to use its best efforts to assist Dutchess to secure the proportionate release of the Deposits on a quarterly basis with each bank.
     3. Cancellation of Warrants and Convertible Debentures. All warrants, convertible debentures and any other agreements between the Company and Dutchess pursuant to which Dutchess may be entitled to acquire stock of NWKI, are hereby cancelled and shall be surrendered to the Company. Notwithstanding the foregoing, Dutchess shall retain the Dutchess Stock, the Exchange Warrants and its security interests.

     4. Future Recapitalization. The Company shall not grant a lien against or security interest in any of the assets of the Company that are subject to any lien or security interest of Dutchess without Dutchess’s prior written consent, provided however that such consent shall not be unreasonably withheld and shall be withheld only to the extent reasonably necessary to protect Dutchess’s collateral position. Additionally, the Company shall not borrow money or sell stock of the Company, which borrowing or sale either alone or aggregated during any 6-month period exceeds $250,000, without Dutchess’s prior written consent, provided that such consent shall not be unreasonably withheld and shall be withheld only to the extent reasonably necessary to assure the full and timely payment of the New Note.
     5. Prepayment from Future Recapitalization. If, prior to the Company’s full payment and satisfaction of the New Note, the Company borrows funds from a lender(s) other than Dutchess or raises capital from the sale of stock of NWKI from a person(s) or entity(s) other than Dutchess, either in one event or multiple events, and once the net aggregate proceeds of all such future loan(s) or future investment(s) (after the payment of all fees and expenses associated with such loan(s) or investment(s)) exceeds three-million five hundred thousand dollars ($3,500,000) (the “Threshold Amount”), within 10 days after receipt of such proceeds the Company shall pay to Dutchess a minimum of 50% of the excess of all such net proceeds over the Threshold Amount up to the unpaid balance of the New Note, as a principal prepayment of the New Note. The Company shall periodically report to Dutchess regarding the status of any efforts of the Company to secure such loan or investment and shall promptly notify Dutchess of any significant developments with respect to its efforts to secure such loan or investment.
     6. Prepayment From Excess Earnings. If, at any time during which the New Note remains unpaid, the Company’s earnings on a consolidated basis during any calendar year exceed one-million dollars ($1,000,000) (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by paragraphs 6 and 8 hereof (the “Excess Earnings”), the Company will pay to Dutchess 33% of the Excess Earnings, up to the unpaid balance of the New Note, as a principal prepayment on the New Note. The determination of Excess Earnings shall be calculated in accordance with Generally Accepted Accounting Principles applied in accordance with the historical practices of the Company. Any payment of Excess Earnings shall be due and payable within ten business days after the filing of the Company’s Annual Report on Form 10-KSB.
     7. Sale of the Company’s Assets. The Company shall not sell any assets of the Company (“Asset Sale”), other than sales of inventory or sales in the ordinary course of its business (including sales as part of the replacement of equipment), without the prior written consent of Dutchess, which consent shall not be unreasonably withheld and shall be withheld only to the extent reasonably necessary to assure the full and timely payment of the New Note. In the event of an Asset Sale, the Company shall pay to Dutchess 33% of the proceeds of the Asset Sale (after the fees and expenses associated with the Asset Sale), up to the unpaid balance of the New Note, as a prepayment on the New Note. Any payment of the proceeds of an Asset Sale shall be due and payable within ten business days after the receipt by the Company of any proceeds in the form of cash or cash equivalents.

     8. Dutchess Waivers. Dutchess hereby waives:
8.1	Any default under the Loan Documents and/or the Intercreditor Agreement that occurred prior to the date of this Agreement.

8.2	Any penalty or premium that has accrued under the Loan Documents and/or the Intercreditor Agreement prior to the date of this Agreement.

8.3	Any obligation to register any securities of the Company imposed under the Loan Documents and/or the Intercreditor Agreement that arose prior to the date of this Agreement.
     9. Effect of Agreement on Related Documents. To the extent any provision of the Security Agreement and/or the Intercreditor Agreement (to the extent it incorporates or is effected by the Loan Documents) conflicts with any provision of this Agreement or imposes obligations or restrictions on any act permitted by this Agreement, this Agreement shall control. In particular, with respect to the Security Agreement and any provisions of the Intercreditor Agreement in favor of Dutchess:
9.1	All penalties, premiums or other additional expenses attributable to any prepayment or redemption are hereby forgiven by Dutchess.

9.2	All penalties, premiums, liquidated damages or other additional expenses attributable to any obligation to register any securities of the Company are hereby forgiven by Dutchess.

9.3	All provisions restricting the Company’s right to file a registration statement with respect to any stock or warrants for stock of the Company are hereby forgiven by Dutchess.

9.4	All payments to Dutchess shall be in the form of cash or cash equivalents and the Company shall not be obligated to issue to Dutchess common stock or warrants for the stock of the Company in satisfaction of debt or otherwise.

9.5	Any prohibition of the issuance of the stock of NWKI is hereby forgiven by Dutchess.
Nothing herein shall be read to remove or limit Dutchess’s security interest and collateral under the Security Agreement and Intercreditor Agreement.
     10. Enforceability of Loan Documents. Except as modified or supplanted by this Agreement, the Loan Documents and the Intercreditor Agreement shall remain in force and effect.
     11. Execution by Unger and NML. Unger and NML execute this Agreement solely for the purpose of evidencing their consent to the amendment of the Intercreditor Agreement (to the extent it incorporates or is effected by the Loan Documents).

     12. Default. In the event of the occurrence of a default or of an event of default, under this Agreement or the New Note, Dutchess has the right to (1) declare the full unpaid balance of the New Note to be immediately due and payable, and (2) enforce each of its remedies and rights of collection under the Loan Documents, including conversion, without regard to provisions in this Agreement and the New Note which would otherwise limit Dutchess’s rights under the Loan Documents. All other rights, representations and warranties shall survive and be governed as agreed pursuant to the Loan Documents. In the event of a default, the Company shall be obligated to issue to Dutchess stock and warrants for stock of the Company pursuant to the terms and conditions of the Loan Documents without regard to any provisions in this Agreement or the New Note which would otherwise limit Dutchess’s rights. After notice of default, the Company shall have a period to cure the default consisting of the later of (i) 10 business days, or (ii) the cure period prescribed in the New Note and the Loan Documents
     13. Confidentiality.
          13.1 Dutchess understands that, pursuant to Section 6 of this Agreement, the Company may be required to furnish Dutchess with certain non-public information concerning the business and financial condition and prospects of the Company (the “Information”). Dutchess agrees that the Information will be kept strictly confidential by it so long as it remains non-public; provided, however, that the Information may be disclosed (1) to Dutchess’ legal counsel, independent accountants, financial advisors, financial partners and their representatives who need to know such Information (provided that any such person shall, prior to disclosure to such person of any Information, agree with the Company in writing to be bound by this agreement) and (2) as required by law or regulation.
          13.2 The term “Information” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by Dutchess or its representatives, (ii) was available to Dutchess on a non-confidential basis prior to its disclosure to Dutchess by the Company or its representatives, or (iii) becomes available to Dutchess on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not known by Dutchess to be bound by a confidentiality agreement with the Company or its representatives.
          13.3 In the event Dutchess or anyone to whom Dutchess transmits the Information become legally compelled to disclose any of the Information, Dutchess shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, Dutchess shall furnish only that portion of the Information which it is advised by counsel is legally required and shall cooperate with the Company in any reasonable attempt it may make to obtain reliable assurance that confidential treatment will be accorded the Information.
          13.4 Dutchess acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information concerning the issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under the circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     14. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if and when actually delivered, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed to have been duly made on the date mailed. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
(a)	Notices to the Company:
Jeffrey Hultman
Network Installation Corp.
5625 S. Arville, Suite E
Las Vegas, Nevada 89118-2280
Telephone: (702) 899-8777
Facsimile: (702) 899-8237
          With copy to:
Ross Plourde, Esq.
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
Oklahoma City, OK 73102
Telephone: (405) 235-9621
Facsimile: (405)235-0439
(b)	Notices to Dutchess:
Douglas Leighton Dutchess Capital Management LLC
50 Commonwealth Ave., Suite 2
Boston, MA 02116
Telephone: (617)301-4701
Facsimile: (617) 249-0947
          With copy to:
Alan D. Rose, Jr.
Rose, Chintz & Rose
29 Commonwealth Avenue
Boston, Massachusetts 02116
Telephone: (617) 536-0040
Facsimile: (617) 536-4400

     15. Choice of Law: This Agreement shall be governed by and construed in accordance with the internal laws of the state of Nevada, without respect to any choice of law provisions of that state.
     16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment by either party to this Agreement, or their successors or assigns, shall relieve either party (or any successor or assign) of any of its obligations under this Agreement.
     17. Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.
     18. Expenses. Except as otherwise provided in this Agreement, each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated by this Agreement
     19. Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.
     20. Superseding Effect. This Agreement supersedes any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.
     21. Time of the Essence. Time is of the essence of each and every provision of this Agreement.
     22. Effective Date. This Agreement shall be effective as of June 30, 2006. Dutchess takes no position with respect to the Company’s tax and accounting treatment of the restructuring under this Agreement.

NETWORK INSTALLATION CORP.

/s/ Jeffrey R. Hultman
By:

KELLEY COMMUNICATION COMPANY, INC.

/s/ James Michael Kelley
By:

DUTCHESS PRIVATE EQUITIES FUND LP

/s/ Michael Novielli
By:

DUTCHESS PRIVATE EQUITIES FUND LP II,

/s/ Michael Novielli
By:

DUTCHESS ADVISORS LTD.

/s/ Michael Novielli
By:

/s/ Robert Unger
Robert “Bob” Unger

NOTTINGHAM MAYPORT, LLC

/s/ Jim Click
By: